EXHIBIT 12.1

Statement of Computation of Ratios

Calculation of Ratios of Earnings to Fixed Charges

Ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest charges and interest portion of rent.

	Three Months
	Ended March		Fiscal Years Ending December 31,
	31, 2013		2012		2011		2010		2009		2008
(Loss) income before income taxes	$21,076		$85,009		$51,995		$32,132		$(54,482)		$$42,284
Add:
Interest expense	1,627		5,560		3,518		5,208		5,245		6,130
Interest portion of rent (1)	2,479		6,626		4,717		4,165		4,067		3,450
(Loss) earnings as defined	$25,182		$97,195		$60,230		$41,505		$(45,170)		$51,864
Interest expense	1,627		5,560		3,518		5,208		5,245		6,130
Interest portion of rent (1)	2,479		6,626		4,717		4,165		4,067		3,450
Fixed charges as defined	$4,106		$12,186		$8,235		$9,373		$9,312		$9,580
Ratio of (loss) earnings to fixed charges	6.13	x	7.98	x	7.31	x	4.43	x	(4.85)	x(2)	5.41	x

Calculation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends

Ratio of earnings to combined fixed charges and preference dividends is computed by dividing income before taxes and fixed charges plus preference dividends.

	Three Months
	Ended March
	31, 2013		2012		2011		2010		2009		2008

(Loss) income before income taxes	$21,076		$85,009		$51,995		$32,132		$(54,482)		$42,284
Add:
Interest expense	1,627		5,560		3,518		5,208		5,245		6,130
Interest portion of rent (1)	2,479		6,626		4,717		4,165		4,067		3,450
(Loss) earnings as defined	$25,182		$97,195		$60,230		$41,505		$(45,170)		$51,864
Interest expense	1,627		5,560		3,518		5,208		5,245		6,130
Interest portion of rent (1)	2,479		6,626		4,717		4,165		4,067		3,450
Preferred stock dividends	38		150		150		150		150		150
Total combined fixed charges and preference dividends as defined	$4,144		$12,336		$8,385		$9,523		$9,462		$9,730
Ratio of (loss) earnings to combined fixed charges and preference dividends	6.08	x	7.88	x	7.18	x	4.36	x	(4.77)	x(3)	5.33	x

(1)	Represents one-third of total rent expense which we believe is a reasonable estimate of the interest component of rent expense.
(2)
The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ration of earnings to fixed charges of 1:1, we would have had to generate an additional $54.5 million of earnings in the fiscal year ended December 31, 2009.

(3)
The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ration of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $54.6 million of earnings in the fiscal year ended December 31, 2009.